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                                 NITROMED, INC.
                                125 SPRING STREET
                         LEXINGTON, MASSACHUSETTS 02421

                       -----------------------------------



                                December 6, 2004



BY EDGAR SUBMISSION

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549
Attention: Albert C. Lee

       Re: NITROMED, INC.
           REGISTRATION STATEMENT ON FORM S-1
           COMMISSION FILE NO. 333-120280
           REQUEST FOR ACCELERATION


Dear Mr. Lee:

       In accordance with Rule 461 under the Securities Act of 1933, as amended, NitroMed, Inc. hereby requests acceleration of the effective date of the above-referenced Registration Statement on Form S-1 so that it may become effective at 3:00 p.m. Eastern time, on Tuesday, December 7, 2004, or as soon thereafter as may be practicable.


                                         Very truly yours,

                                         /s/ Michael D. Loberg

                                         Michael D. Loberg
                                         PRESIDENT AND CHIEF EXECUTIVE OFFICER